UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.    20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report
(Date of earliest event reported)

June 15, 2009

TXCO Resources Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-9120	84-0793089
(State or other jurisdiction	(Commission File	(IRS Employer
of incorporation)	Number)	Identification No.)

777 E. Sonterra Blvd., Suite 350
San Antonio, Texas	78258
(Address of principal executive offices)	(Zip Code)

(210) 496-5300
(Registrant's telephone number,
including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry Into A Material Definitive Agreement.

On June 15, 2009, the United States Bankruptcy Court for the Western District of Texas (the "Bankruptcy Court"), which has jurisdiction over the reorganization proceedings under Chapter 11 (the "Chapter 11 Cases") of the United States Bankruptcy Code for TXCO Resources Inc. (the "Company"), TXCO Energy Corp., Texas Tar Sands Inc., Output Acquisition Corp., OPEX Energy, LLC, Charro Energy Inc., TXCO Drilling Corp., Eagle Pass Well Services, L.L.C., PPL Operating Inc., Maverick Gas Marketing, Ltd., and Maverick-Dimmit Pipeline, Ltd. (collectively, the "Subsidiaries" and together with the Company, the "Debtors"), entered on its docket a final order (the "Final DIP Order") granting approval of the Company's Debtor-in-Possession Credit Agreement (the "DIP Credit Agreement") among the Company and its Subsidiaries, each as debtor and debtor-in-possession, BD Funding I, LLC, as administrative agent (the "DIP Agent"), and the lenders party thereto (the "DIP Lenders").

As previously reported on the Company's Current Report on Form 8-K filed on May 28, 2009, the Bankruptcy Court granted interim approval on May 22, 2009 of the Debtor-in-Possession Note (the "DIP Note") providing for aggregate post-petition loans of up to $12,500,000.

Pursuant to the DIP Credit Agreement the Lenders will provide to the Debtors debtor-in-possession financing (the "DIP Facility") composed of a multiple draw term loan facility (the "DIP Loans") in an aggregate principal amount of up to $32,000,000 (the "Total Commitment"), including the initial $12,500,000 made available on an interim basis pursuant to the DIP Note.  The DIP Credit Agreement provides for letters of credit to be available for issuance under the DIP Facility, with the issuance of any such letters of credit resulting in a reduction of availability under the DIP Facility on a dollar-for-dollar basis.   Pursuant to the DIP Credit Agreement, the borrowings are to be used to fund disbursements in accordance with a budget provided by the Company to the DIP Lenders.

Borrowings under the DIP Note bear interest at a variable rate that is (i) LIBOR plus 4.00% per annum for the first $7.5 million, and (b) LIBOR plus 10.00% per annum for extensions of credit in excess of $7.5 million. LIBOR shall at all times be subject to a floor of 3.00% per annum. Upon the occurrence and during the continuance of an event of default under the DIP Credit Agreement, interest shall accrue at the non-default rate plus 2.00% per annum.

An origination fee in an amount equal to 1.00% of the Total Commitment will be due and payable on the date of the first advance under the DIP Credit Agreement, with an additional fee of 2.00% of the Total Commitment being due and payable upon repayment of the DIP Loans at maturity.  Additionally, an unused line fee equal to 0.50% shall be payable monthly.

The DIP Loans, plus interest accrued and unpaid thereon, will be due and payable in full at maturity (the "Final Maturity Date") which is the earliest to occur of: (i) December 15, 2009; (ii) the date of the substantial consummation of a plan of reorganization in the Chapter 11 Cases that has been confirmed by an order of the Bankruptcy Court; and (iii) such earlier date on which all of the obligations under the DIP Facility shall become due and payable in accordance with the terms of the DIP Credit Agreement and any other documents executed in connection with the DIP Credit Agreement.

The DIP Loans are secured by valid, enforceable and perfected first-priority priming liens and security interests on all of the Debtors' assets, with such liens and security interests having priority over any and all prepetition or postpetition liens and security interests, subject only to a carve-out for professional fees and expenses, certain ad valorem tax liens and certain mechanics and materialmen's liens.

The DIP Loans are subject to provisions regarding mandatory prepayments upon certain events, affirmative and negative covenants, financial covenants, certain budgeting requirements, events of default and other customary terms and conditions.

The Final DIP Order was filed by the Bankruptcy Court on June 15, 2009. Most of the Debtors' filings with the Bankruptcy Court, including the Final DIP Order, are available to the public at the offices of the Clerk of the Bankruptcy Court or the Bankruptcy Court's web site (http://www.txwb.uscourts.gov/) or may be obtained through private document retrieval services, or on the web site established by the Debtors' claims and noticing agent (http://cases.administarllc.com/txco).

On June 15, 2009, the Company issued a press release with respect to the foregoing events.  A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

The foregoing is qualified in its entirety by reference to the DIP Credit Agreement, a conformed copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated in this Item 2.03 by reference.

Item 9.01                      Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Debtor-in-Possession Credit Agreement dated June 15, 2009
99.1	Press Release dated June 15, 2009, entitled "TXCO Resources Receives Court Approval of $32 Million Debtor-in-Possession Financing Agreement."

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

TXCO Resources Inc.

Dated: June 16, 2009	/s/ James E. Sigmon
James E. Sigmon
Chairman and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Debtor-in-Possession Note dated June 15, 2009
99.1	Press Release dated June 15, 2009, entitled "TXCO Resources Receives Court Approval of $32 Million Debtor-in-Possession Financing Agreement."